EXHIBIT 6
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                       AMENDMENT NO. 1 TO VOTING AGREEMENT
                       -----------------------------------

         This AMENDMENT NO. 1 TO VOTING AGREEMENT (this "Amendment"), is made and entered as of February __, 2006, by and between Artisoft, Inc., a Delaware corporation (the "Company") and the undersigned stockholders (collectively, the "Stockholders"). Terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Voting Agreement (as hereinafter defined).

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Company desires to enter into a Securities Purchase Agreement, dated as of the date hereof, with certain investors (the "2006 Purchase Agreement"), relating to the issuance and sale of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") and warrants to purchase shares of the Company's Common Stock;

         WHEREAS, the Series D Preferred Stock, in accordance with the Certificate of Designations of the Series D Preferred Stock, shall be entitled to vote on any matter presented to the stockholders of the Corporation;

         WHEREAS, pursuant to the 2006 Purchase Agreement, the Company has agreed to seek stockholder approval to amend and restate its certificate of incorporation, as amended and in effect, as provided in Section 3.5 of the 2006 Purchase Agreement (the "2006 Proposal");

         WHEREAS, the Company and the Stockholders previously entered into that certain Voting Agreement, dated as of September 28, 2005 (the "Voting Agreement");

         WHEREAS, the Company and the Stockholders each desire to amend the Voting Agreement as set forth herein; and

         WHEREAS, the Majority Investors, as such term is defined in the Voting Agreement have consented to this Amendment pursuant to that Consent and Waiver Agreement, dated as of even date herewith, and attached hereto as Exhibit A.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholders, with the consent of the Majority Investors, hereby agree as follows:

         SECTION 1.1. Amendment.

         (a) The second Recital of the Voting Agreement is hereby amended to amend "Proposal" to mean the 2006 Proposal; and

         (b) The third Recital of the Voting Agreement is hereby amended to amend "Shares" to include the Series D Preferred Stock (if the Stockholders acquired any of such shares) and any other shares of capital stock of the Company, owned now or hereafter acquired, entitled to vote on any matter presented to the stockholders of the Company.
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         SECTION 1.2. No Further Amendments. The remaining provisions of the
Voting Agreement shall remain in full force and effect, except to the extent amended as provided in this Amendment. In the event of a conflict between the provisions contained in this Amendment and the provisions contained in the Voting Agreement, the provisions contained in the Amendment shall be deemed controlling.

         SECTION 1.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         SECTION 1.4. Counterparts. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                       ARTISOFT, INC.


                                       By: /s/ Ken Clinebell
                                           -------------------------------
                                       Name: Ken Clinebell
                                             -----------------------------
                                       Title: CFO - Interim
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         SCHEDULE OF STOCKHOLDERS TO AMENDMENT NO. 1 TO VOTING AGREEMENT

M/C Ventures Partners V, L.P.
M/C Venture Investors, LLC
Chestnut Venture Partners, L.P.
Special Situations Fund III, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund II, L.P.
Special Situations Cayman Fund, L.P.
Special Situations Technology Fund, L.P.
Pathfinder Ventures III, L.L.C.
Coral's Momentum Fund, Limited Partnership























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